Exhibit 23(g)

[Aarons Grant & Habif, LLC Letterhead]

TIAA Real Estate Account
c/o Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017-3206

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 28, 2006 with respect to the statement of revenues and certain expenses of Camelback Center - Phoenix, Arizona for the year ended December 31, 2005, in the Registration Statement (Form S-1) and related prospectus of TIAA Real Estate Account.

/s/ Aarons Grant & Habif, LLC

Aarons Grant & Habif, LLC

March 16, 2007

3500 Piedmont Road, Suite 600, Atlanta, Georgia 30305, Phone 404-233-5486, Fax 404-237-8325
E-mail cpa@aghllc.com Web Page www.aghllc.com

Members of The American Institute of CPAs, Georgia Society of CPAs, Enterprise Network